EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc.

John Henry

(212) 273-5746

SVP - Chief Financial Officer

 Investors: Cara O’Brien/Caren Villarreal

Press: Diane Zappas
(212) 850-5600
Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS THIRD QUARTER RESULTS

~ Third Quarter Adjusted FIFO EBITDA Increases 9.5% to $21.2 Million ~

~ Front-End Same-Store Sales Increases 6.0% ~

~ Pharmacy Same-Store Sales Grow by 3.7% ~

~ Gross Margin Improves to 31.3% ~

~ Net Loss of $22.3 Million Compared to $22.1 Million in the Third Quarter of 2007 ~

New York, NY – November 7, 2008 – Duane Reade Holdings, Inc. today reported financial results for the third quarter ended September 27, 2008.

Third Quarter Key Highlights

•	Adjusted FIFO EBITDA improved 9.5% to $21.2 million from $19.3 million in the previous year, representing the ninth consecutive quarter of year-over-year Adjusted FIFO EBITDA growth.
•	Front-end same-store sales increased 6.0% and pharmacy same-store sales grew 3.7%.
•	Gross margin expanded to 31.3%, compared to 30.6% in the prior year third quarter.
•	Third quarter net loss increased to $22.3 million from $22.1 million for the previous year.

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are pleased with our solid performance for the third quarter which reflects our ongoing efforts to refine our merchandising mix and improve the customer experience. Despite the challenging economy, we achieved yet another quarter of comparable store sales increases and margin expansion as well as our ninth consecutive quarter of year-over-year Adjusted FIFO EBITDA growth. Importantly, during the quarter we used our extensive consumer and market research as the basis for finalizing our go-forward strategy for the business. Moreover, we added two highly experienced executives to lead our merchandising and supply chain initiatives and expect to make additional key hires soon. We are delighted with these executive additions and believe that this represents an important step in our efforts to continue to drive our business forward.”

Third Quarter Results

Total net sales increased 5.4% to $431.0 million from $408.8 million in the third quarter of 2007. Net retail store sales, which exclude pharmacy resale activity, increased 5.5% to $414.1 million from $392.4 million in the third quarter of 2007. Total same-store sales increased by 5.0%, with a front-end same-store sales increase of 6.0% and a pharmacy same-store sales increase of 3.7%. During the third quarter, the Company opened four new stores. At the end of the third quarter, the Company operated 245 stores, compared to 241 stores at the end of the third quarter of 2007.

Total front-end sales increased 6.7% over the prior year period and continue to benefit from strong performance in the food and beverage categories, over-the-counter products, and health and beauty care items. The front-end same-store sales increase was positively impacted by approximately 0.3% due to the switch of Zyrtec, a prescription allergy medication, to over-the-counter status. Additionally, in June 2008, the Company raised the sales price on its cigarettes commensurate with an increase in cigarette excise taxes in New York State. Although such additional sales do not result in any additional profit to the Company, the increase in the sales price on cigarettes positively impacted front-end same-store sales by 1.1%. The pharmacy sales growth was attributable to a strong same-store sales performance, increased Medicare Part D sales and increases in average prescription prices. The aforementioned switch of Zyrtec to over-the-counter status negatively impacted pharmacy same-store sales by approximately 0.6%. The percentage of generic drugs dispensed increased by 3.8% over the prior year, negatively impacting the pharmacy same-store sales increase by approximately 3.8%.

Gross margin for the third quarter expanded to 31.3% from 30.6% during the third quarter of 2007. Gross margin on retail sales, which excludes pharmacy resale activity, increased to 32.5% from 31.9% in the prior year, reflecting the impact of improved front-end selling margins resulting from a more favorable sales mix of higher margin products, increased pharmacy margins due to higher rates of generic utilization and reductions in the level of inventory shrink losses. Selling, general and administrative expenses as a percentage of net sales was 27.3% compared to 27.0% in the previous year and was adversely impacted by additional benefit costs for our employees, increased utility costs in the current year and reduced real estate related income.

In the fourth quarter of 2007, the Company reclassified its store occupancy costs from cost of sales to selling, general and administrative expenses in order to align these store occupancy cost components to the nature of expenses included in the Company’s financial statement captions and to improve the comparability of the Company’s financial statement presentation with its industry peers. For the thirteen weeks ended September 27, 2008 and September 29, 2007, the reclassification resulted in decreases of $42.5 million and $39.2 million in cost of sales, respectively, and corresponding increases in gross profit and selling, general and administrative expenses. This accounting change did not impact the operating loss for either of the periods presented.

The above factors resulted in a 9.5% increase in Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, to $21.2 million for the third quarter of 2008, compared to $19.3 million in the prior year period. As a percentage of sales, Adjusted FIFO EBITDA increased to 4.9% from 4.7% in the third quarter of 2007.

The third quarter operating loss was $7.9 million, compared to an operating loss of $6.2 million in the prior year period. The current period operating loss reflects the items discussed above as well as a $1.3 million decrease in depreciation and amortization expense and a $3.8 million increase in other expenses. In addition, the prior year operating loss included a $1.3 million gain from the sale of several pharmacy prescription files, which did not recur in the current year. The decrease in depreciation and amortization expense is due to the termination of a lease for a store that was relocated during the third quarter. The increase in other expenses is primarily attributable to a non-cash asset impairment charge of $3.4 million recorded in the current year period to reduce the carrying value of certain store assets to fair value. The current period other expenses also include a $1.4 million charge for additional pension benefit accruals related to a union contract settlement in March of 2006. The breakdown of other expenses compared to the previous year is provided on Table 6 of this press release.

The third quarter interest expense decreased by $2.1 million, compared to the prior year period. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year. Net loss for the third quarter of 2008 was $22.3 million, compared to $22.1 million in the prior year period.

At quarter end, the Company’s total debt, including capital leases but excluding the liability associated with the issuance of the redeemable preferred stock, was $566.7 million, reflecting an increase of $10.8 million from the balance at the end of fiscal 2007. Availability under the Company’s revolving credit facility at quarter end was approximately $58.5 million and was in line with expectations.

Nine Months Results

For the nine month period, total net sales were $1.310 billion, reflecting an increase of 4.3% compared to $1.255 billion last year. Net retail store sales increased 4.3% to $1.261 billion, from $1.209 billion in the prior year period. Total same-store sales increased 4.7%, with a front-end same-store sales increase of 6.2% and a pharmacy same-store sales increase of 2.9%.

Gross margin increased to 31.1% for the nine month period, compared to 30.1% in the prior year, primarily due to improved front-end selling margins and increased pharmacy margins due to higher rates of generic utilization. Selling, general and administrative expenses as a percentage of total net sales was 27.0% compared to 26.8% in the prior year period, mainly due to recruitment and relocation fees paid in connection with the hiring of senior management executives and reduced real estate related income.

For the nine months ended September 27, 2008 and September 29, 2007, the previously discussed change in accounting for store occupancy costs decreased cost of sales by $125.0 million and $119.7 million, respectively, with a corresponding increase to gross profit and selling, general and administrative expenses. This change in accounting had no effect on the operating loss for either of the periods presented.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased by 20.0% to $64.4 million, or 4.9% of sales, from $53.6 million, or 4.3% of sales, in the prior year period. Operating loss was $12.2 million in the first nine months of 2008, compared with a $25.8 million operating loss in the first nine months of 2007. The improvement in operating loss was primarily due to the improvement in gross margin percentage as well as a $2.2 million reduction in depreciation and amortization expense and a $1.3 million decrease in other expenses. In addition, the prior year operating loss included a $1.3 million gain from the sale of several pharmacy prescription files, which did not recur in the current year. See Table 6 attached to this press release for a breakdown of other expenses compared to the previous year.

The net loss for the first nine months of 2008 was $55.4 million, compared to $72.7 million in the prior year period. The improvement in this measure is attributable to the factors discussed above as well as reduced interest expense of $3.9 million in the first nine months of 2008. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year and lower outstanding borrowings on the revolving credit facility.

Company Outlook

With respect to its outlook for the remainder of 2008, the Company:

•	Reaffirmed its previously provided expectations for the fiscal year’s Adjusted FIFO EBITDA in the range of $90 million to $95 million.
•

Adjusted its expected range for net retail sales to $1.70 billion to $1.71 billion from its previously anticipated range of $1.70 billion to $1.72 billion and is primarily attributable to the timing of new store openings.

•	Reaffirmed its expected same-store growth range of 3.5% to 4.5%.
•

Adjusted its expected range for net loss to $62.9 million to $67.9 million from its previously anticipated range of $58.3 million to $63.3 million. The adjustment to expected net loss is due to additional other expenses for closed store costs, asset impairment charges and matters associated with a former CEO.

Mr. Lederer concluded, "We are encouraged by our results for the first three quarters of 2008 and by our continued progress despite the difficult environment. That said, we recognize that weakening external conditions have begun to have an impact on our business and we expect that this will continue in the near-term. However, we are cautiously optimistic about the outlook for the business and believe that by executing on our strategic initiatives we will continue to advance our business successfully. Be assured that we will be pragmatic and methodical in our approach and will take into account the potential challenges presented by the macro economy.”

Conference Call Information

The Company will hold a conference call on November 7, 2008 at 10:00 a.m. Eastern Time to discuss financial results for the third quarter ended September 27, 2008. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through November 21, 2008. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on November 7, 2008 through November 21, 2008. The replay can be accessed by dialing (800) 406-7325, access code 3923285.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of September 27, 2008, the Company operated 245 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the national economic climate, economic conditions and employment levels in the New York greater metropolitan area, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, the Company does not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

Duane Reade Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$431,005	$408,828	$1,309,538	$1,255,146
Cost of sales (1) (2)	296,261	283,740	902,667	877,195
Gross profit (1) (2)	134,744	125,088	406,871	377,951
Selling, general & administrative expenses (1)	117,763	110,316	354,213	336,911
Depreciation and amortization	16,667	18,007	52,260	54,460
Store pre-opening expenses	300	200	548	350
Gain on sale of pharmacy files	—	(1,337)	—	(1,337)
Other expenses (see Table 6)	7,883	4,111	12,032	13,352
Operating loss	(7,869)	(6,209)	(12,182)	(25,785)
Interest expense, net	13,633	15,731	40,913	44,810
Loss before income taxes	(21,502)	(21,940)	(53,095)	(70,595)
Income taxes	827	112	2,305	2,128
Net loss	$(22,329)	$(22,052)	$(55,400)	$(72,723)

(1)

During the fourth quarter of 2007, the Company changed its accounting for the store occupancy costs reflected on the statements of operations. The impact of the change in accounting was a reclassification of store occupancy costs from cost of sales to selling, general and administrative ("SG&A") expenses. This change in accounting more closely aligns these store occupancy cost components to the nature of expenses included in the Company’s financial statement captions, and will improve the comparability of the Company’s financial statement presentation with industry peers. For the 13 weeks ended September 27, 2008 and September 29, 2007, the impact of the accounting change was a reclassification that decreased cost of sales by $42.5 million and $39.2 million, respectively, with a corresponding increase to gross profit and SG&A expenses. For the 39 weeks ended September 27, 2008 and September 29, 2007, the impact of the accounting change was a reclassification that decreased cost of sales by $125.0 million and $119.7 million, respectively, with a corresponding increase to gross profit and SG&A expenses. This reclassification had no effect on the operating loss for any of the periods presented.

(2)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 27,	December 29,
	2008	2007

Current Assets
Cash	$1,382	$1,380
Receivables, net (1)	52,085	55,707
Inventories	212,952	211,678
Prepaid Expenses and Other Current Assets	13,771	13,205
Total Current Assets	280,190	281,970

Property and Equipment, net	187,453	195,740
Goodwill	70,099	70,099
Other Assets, net (2)	179,153	194,680
Total Assets	$716,895	$742,489

Current Liabilities
Accounts Payable	$78,200	$75,769
Accrued Expenses (3)	45,696	52,244
Current Portion of Debt and Capital Leases (4) (5)	159,395	145,346
Total Current Liabilities	283,291	273,359

Long Term Debt and Capital Leases	407,302	410,507
Deferred Income Taxes	28,462	27,423
Redeemable Preferred Stock and Accrued Dividends (6)	35,486	31,786
Other Liabilities (7)	87,855	72,737
Total Liabilities	842,396	815,812

Total Stockholders' Deficit	(125,501)	(73,323)

Total Liabilities and Stockholders' Deficit	$716,895	$742,489

(1)	Includes third party pharmacy receivables of $37,117 and $37,608 at September 27, 2008 and December 29, 2007, respectively.

(2)	Decrease in other assets from December 29, 2007 is primarily due to the amortization of intangible assets.

(3)	The decrease in the accrued expenses balance is primarily attributable to the timing of the semi-annual interest payment on the Company’s 9.75% senior subordinated notes due 2011.

(4)	The increase in the current portion of debt and capital leases from December 29, 2007 is primarily due to the $13.8 million increase in the Company’s outstanding revolving loan balance.

(5)

The outstanding revolver loan balance of $155.1 million at September 27, 2008 and $141.4 million at December 29, 2007 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to classify the debt as long-term. It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(6)

The increase in the balance of the redeemable preferred stock and accrued dividends from December 29, 2007 is due to the accretion of the discount on the liability recorded for the preferred stock offering completed during the second quarter of 2007 and the cumulation of the quarterly dividends on the preferred stock.

(7)

Increase in other liabilities from December 29, 2007 is primarily due to an increase in the deferred rent liabilities resulting from the addition of new leases in 2008 and the related receipt of lease construction incentives, which are recognized over the lives of the respective leases.

Table 3

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

LIFO EBITDA (1)	$8,798	$11,798	$40,078	$28,675
LIFO Expense	800	600	2,400	1,800
FIFO EBITDA (1)	$9,598	$12,398	$42,478	$30,475

FIFO EBITDA as a percentage of net sales	2.2%	3.0%	3.2%	2.4%

Adjusted FIFO EBITDA (2)	$21,183	$19,339	$64,367	$53,646

Adjusted FIFO EBITDA as a percentage of net sales	4.9%	4.7%	4.9%	4.3%

Capital expenditures	$6,790	$6,652	$23,111	$20,058
Lease acquisitions, customer files and other costs	$1,789	$5,736	$11,958	$14,547

Same-store sales growth	5.0%	7.8%	4.7%	8.0%
Pharmacy same-store sales growth	3.7%	5.3%	2.9%	6.8%
Front-end same-store sales growth	6.0%	9.9%	6.2%	9.0%
Pharmacy sales as a % of net sales	45.3%	46.0%	45.5%	46.3%
Third Party sales as a % of
prescription sales	93.4%	92.9%	93.3%	93.0%

Average weekly prescriptions
filled per store (3)	813	810	839	833

Number of stores at end of period			245	241
Retail square footage at end of period			1,664,210	1,662,948
Average store size (sq.ft.) at end of period			6,793	6,900

(1)

As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. The Company believes that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of its ongoing operating activities, as it reflects earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in the Company’s various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

The Company understands that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)

As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, management fees paid to Oak Hill, closed store costs, asset impairment charges, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for the Company’s various debt agreements.

(3)	Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Retail Store Sales

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Net sales	$431,005	$408,828	$1,309,538	$1,255,146
Resale activity	16,945	16,420	48,485	46,514
Net retail store sales	$414,060	$392,408	$1,261,053	$1,208,632

Reconciliation of Non-GAAP Financial Measures to Net Loss and
Net Cash Provided by Operating Activities
(Unaudited)
(In thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
FIFO EBITDA	$9,598	$12,398	$42,478	$30,475
LIFO Expense	800	600	2,400	1,800
LIFO EBITDA	8,798	11,798	40,078	28,675

Depreciation and amortization	(16,667)	(18,007)	(52,260)	(54,460)
Interest expense	(13,633)	(15,731)	(40,913)	(44,810)
Income tax provision	(827)	(112)	(2,305)	(2,128)
Net loss	$(22,329)	$(22,052)	$(55,400)	$(72,723)

Net loss	$(22,329)	$(22,052)	$(55,400)	$(72,723)
Adjustments to reconcile net loss to cash
provided by (used in) operating activities:
Depreciation and amortization	17,581	18,919	54,999	57,200
Deferred tax provision	793	42	2,192	1,950
Non-cash rent expense	3,523	2,673	9,339	8,993
Non-cash interest expense on redeemable preferred stock	2,110	511	4,666	923
Asset impairment charges	3,405	—	3,405	—
Other non-cash expense (benefit)	180	(3,096)	332	(1,244)
Changes in operating assets and liabilities:
Receivables	(3,521)	1,672	3,622	3,647
Inventories	(4,210)	444	(1,274)	(1,189)
Prepaid expenses and other assets	(1,966)	11,044	(566)	11,486
Other assets/liabilities, net	3,049	2,938	4,909	3,543
Accounts payable	4,647	(1,449)	2,431	(4,001)
Accrued expenses	(9,302)	(7,938)	(7,929)	(12,452)
Cash provided by (used in) operating activities	$(6,040)	$3,708	$20,726	$(3,867)

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$9,598	$12,398	$42,478	$30,475

Non-cash rent expense	3,523	2,673	9,339	8,993
Former CEO (Mr. Cuti) matters	2,602	1,033	3,903	4,840
Oak Hill management fee	313	313	938	938
Asset impairment charges	3,405	—	3,405	—
Stock option expense	179	156	518	826
Closed store costs	190	2,729	2,307	5,078
Accounting investigation costs	—	—	—	2,183
Miscellaneous other	1,373	37	1,479	313
Adjusted FIFO EBITDA	$21,183	$19,339	$64,367	$53,646

Table 5

Duane Reade Holdings, Inc.

Reconciliation of Range of Projected Non-GAAP

Financial Measures to Net Loss

(Unaudited)

(In thousands)

	For the 52 Weeks Ended December 27, 2008

Net sales	$1,760,000	$1,768,000
Resale activity	60,000	60,000
Net retail store sales	$1,700,000	$1,708,000

EBITDA (Adjusted FIFO Basis)	$90,000	$95,000

Deferred rent expense	(12,500)	(12,500)
Other expense (1)	(14,000)	(14,000)
EBITDA (FIFO Basis)	63,500	68,500

LIFO expense	(3,200)	(3,200)
EBITDA (LIFO Basis)	60,300	65,300

Depreciation and amortization expense	(71,000)	(71,000)
Interest expense	(54,700)	(54,700)
Income taxes	(2,500)	(2,500)
Net loss	$(67,900)	$(62,900)

(1)	Includes closed store costs, asset impairment charges, Oak Hill management fees, stock option expenses in accordance with SFAS No. 123R and expenses attributable to Mr. Cuti.

Table 6

Duane Reade Holdings, Inc.

Components of "Other Expense"

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 39 Weeks Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Closed Store Costs	$190	$2,729	$2,307	$5,078
Asset Impairment Charges (1)	3,405	—	3,405	—
Oak Hill Management Fees	313	313	938	938
Accounting Investigation Costs	—	—	—	2,183
Former CEO (Mr. Cuti) Matters	2,602	1,033	3,903	4,840
Miscellaneous Other (2)	1,373	36	1,479	313
Total Other Expense	$7,883	$4,111	$12,032	$13,352

(1)	– Non-cash charge to reduce the carrying value of certain store assets to fair value.
(2)	– Primarily additional pension benefit accruals related to a union contract settlement in March of 2006.